Exhibit 99.1

                  EPL Announces Second Quarter 2007
                               Results

         EPL Announces a Shelf Discovery at Eugene Island 311


    NEW ORLEANS--(BUSINESS WIRE)--Aug. 8, 2007--Energy Partners, Ltd. ("EPL" or the "Company") (NYSE:EPL) today reported financial and operational results for the second quarter of 2007. The Company also announced another discovery on the Gulf of Mexico Shelf ("Shelf") in the Eugene Island ("EI") 311/312 area, making it the second discovery in this area this year, and the third discovery since drilling began in late 2006. The Company has four exploratory wells drilling and three wells planned to spud before the end of year. Four of seven wells currently drilling or scheduled to drill are high potential.

    Financial Results

    The Company reported a net loss to common stockholders of $6.3 million, or $0.18 per diluted share, for the second quarter of 2007 compared to net income available to common stockholders of $12.6 million, or $0.31 per diluted share, for the second quarter of 2006. Results for the second quarter included a pre-tax gain of $7.0 million primarily related to the previously announced sale of substantially all of EPL's onshore South Louisiana assets that closed in mid-June, as well as an unrealized gain of $1.9 million on its derivative instruments. The quarter also included pre-tax costs of $10.8 million associated with the early extinguishment of the Company's 8 3/4% Senior Notes due 2010 and the refinancing of its bank credit facility, which included $3.4 million of non-cash charges.

    Revenue for the second quarter of 2007 rose to $121.7 million, representing a new record high for the Company. This was a slight increase over the prior record revenue of $121.2 million set in the second quarter of 2006. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $70.5 million, compared with $98.5 million in the second quarter of last year. (See reconciliation of discretionary cash flow schedule in the tables.) Cash flow from operating activities in the second quarter of 2007 was $53.5 million compared with $111.1 million in the same quarter a year ago.

    EPL benefited from strong production volumes and commodity prices during the second quarter of 2007, as well as cash proceeds from its onshore asset divestiture totaling $67.5 million after closing adjustments through June 30, 2007. These benefits were reduced in the quarter by expenses related to the repurchase of its senior notes due 2010 and higher exploration costs. The higher exploration costs were primarily the result of dry hole costs totaling $28.2 million mainly related to three high working interest wells, as well as $7.0 million for the impairment of two small properties that depleted. The Company said depreciation, depletion and amortization ("DD&A") expenses per barrel of oil equivalent ("Boe") trended down to $18.55 per Boe in the second quarter of 2007, representing a significant decrease from the reported first quarter of 2007 DD&A rate of $20.49 per Boe, and a level lower than any reporting period in 2006.

    Production for the second quarter of 2007 averaged 26,093 Boe per day. Production volumes were within the guidance range provided for the quarter despite the impact of an estimated decrease of 400 Boe per day due to the earlier than expected closing of the sale of its onshore south Louisiana divestiture package on June 12, 2007, which was not anticipated to occur until the third quarter. Oil production in the most recent quarter averaged 9,085 barrels per day, up 11% from the average of 8,187 Boe per day in the second quarter of 2006. Natural gas production in the second quarter of 2007 averaged 102.0 million cubic feet ("Mmcf") per day, down 15% from 119.6 Mmcf per day in the second quarter of 2006.

    Oil price realizations for the second quarter of 2007 averaged $59.89 per barrel, compared to $61.72 per barrel in the same period a year ago. Natural gas price realizations in the quarter averaged $7.76 per thousand cubic feet ("Mcf"), a 12% increase from $6.90 per Mcf in the second quarter of 2006. The Company, which discontinued cash flow hedge accounting as of April 2, 2007, recorded an unrealized gain on its derivative instruments of $1.9 million during the second quarter. The Company maintains a complete and periodically updated schedule of derivative positions under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.

    For the six months ended June 30, 2007, the Company reported a net loss to common stockholders of $2.6 million, or $0.07 per diluted share. Net income available to common stockholders was $27.4 million, or $0.68 per diluted share in the same period of 2006. Discretionary cash flow for the first two quarters of 2007 totaled $141.7 million, down 26% from $191.4 million in the same period a year ago. (See reconciliation of discretionary cash flow in table.) Cash flow from operating activities in the first six months of 2007 was $167.3 million, down 4% from the total of $174.9 million in the same period of 2006.

    For the first six months of 2007, the Company said capital expenditures for exploration and development activities totaled $183.4 million. The Company continues to anticipate that its 2007 capital budget for exploration and development activities will total approximately $300 million, which is intended to be funded from internally generated cash flow.

    As of June 30, 2007, the Company had cash on hand of $7.8 million, total debt of $474.5 million, and a debt to total capitalization ratio of 73%. The Company also had $180.0 million of remaining capacity available under its current bank facility which was refinanced in late April 2007 and has a borrowing base of $200 million.

    Operational Highlights

    The Company today announced a new discovery on the Shelf, the EI 311 #D-3 well. The moderate risk, moderate potential well drilled to a total depth of 8,031 feet and encountered high quality natural gas pay. The #D-3 well is expected to be on line in the third quarter of 2007, along with the previously announced EI 312 #D-2 discovery. Hunt Petroleum Corporation is the operator with a 60% working interest, and EPL holds the remaining 40% working interest.

    For the year-to-date, the Company has announced discoveries at ST 26, ST 41 and West Cameron 252, and two discoveries in the EI 311/312 area. Additionally, at EPL's 100% owned ST 46 field, the Company is continuing to test the #3 (A-1) well in one of the four sands discovered in the deep hole section. To date, EPL has discovered 14 sands in ST 46, with ten pay sands and 250 net feet of natural gas pay in the shallow section, and four additional sands with 100 feet of pay in the deep section, in which one of the sands is currently being tested. The Company is encouraged that the well testing efforts have confirmed this sand's productive capability, with high quality gas and associated condensate being sold directly into the field's gas sales line. The Company is evaluating another well to drill deeper, primarily to test a sizable amplitude below the sands discovered to date.

    Current Operations

    The Company is currently drilling four exploratory wells, including two on the Shelf and two onshore in south Louisiana. On the Shelf, the Company is drilling the moderate risk, moderate potential South Marsh Island 247 #1 well and the moderate risk, high potential ST 41 #B-3 Cap Rock well which has been deemed a discovery with the objectives seen to date and is preparing to drill to additional targets. The Company's onshore south Louisiana exploratory wells currently drilling include a moderate risk, moderate potential well called Tiger Bait in Terrebonne Parish and one high risk, high potential well called La Posada in Vermilion Parish. The Company plans to spud an additional three wells before year-end, including two moderate risk, high potential wells on the Shelf at EI 21 and ST 214. In addition, the Company said today the planned development work on the Raton discovery well is underway in Mississippi Canyon 248 located in the deepwater GOM.

    Richard A. Bachmann, EPL's Chairman and CEO, commented, "Our results in the first half of this year have been heavily influenced by the expenses from our M&A activity in 2006 and the debt tender offer completed this past April, along with more dry hole cost in the period than we have traditionally seen. The expenses resulting from our tender offer, as well as associated legal fees and financial advisory costs, are now behind us as we enter into the second half of the year."

    Bachmann added, "While we have had disappointments in this year's exploratory program, we have made a number of good discoveries. Also, we are encouraged that the #3 well is flowing naturally from just one of the four deep sands. And, this is without the benefit of any stimulation or fracturing techniques that could improve the already strong production rates. We will continue to test the #3 (A-1) well and sell the gas and condensate in the process, and use the information being gathered to evaluate another well to go deeper to test a large amplitude-supported target below our 14 discovery sands to date. On another positive note, we should finish drilling the ST 41 B-3 well within the next couple of weeks. Due to the number of high quality sands we have seen so far, it is already a commercial discovery with more sands left to be seen before we reach final depth. With the advantage of infrastructure already in place, the well is forecasted to be on line before the end of the third quarter. Beyond that, we still have six wells expected to be decisioned this year, including three high potential wells."

    Conference Call Information

    EPL has scheduled a conference call for today, August 8, 2007 at 8:30 A.M. central time to review second quarter and first half 2007 results. On the call, management will discuss operational and financial results, as well as provide third quarter and full year guidance. The Company has also posted a slide to the Investor Relations section of the Company's web site under "Conference Calls" to accompany comments made during the call today. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 10972480.

    The call will be available for replay beginning two hours after the call is completed through midnight of August 13, 2007. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 10972480.

    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call and the posted slide through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

    Forward-Looking Statements

    This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

    --  reserve and production estimates;

    --  oil and natural gas prices;

    --  the impact of derivative positions;

    --  production expense estimates;

    --  cash flow estimates;

    --  future financial performance;

    --  planned capital expenditures; and

    -- other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

    These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q as of June 30, 2007 to be filed shortly, for a discussion of these risks.

    Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170,
Attn: Secretary, (504) 569-1875.



                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                                --------  --------  --------  --------
Revenues:
   Oil and natural gas         $121,584  $121,080  $229,986  $230,204
   Other                             82       154       143       221
                                --------  --------  --------  --------
                                121,666   121,234   230,129   230,425
                                --------  --------  --------  --------

Costs and expenses:
   Lease operating               17,437    17,121    34,186    29,486
   Transportation expense           606       563     1,065       811
   Taxes, other than on
    earnings                      2,199     2,191     5,069     5,186
   Exploration expenditures,
    dry hole costs and
    impairments                  37,375    22,783    59,176    42,379
   Depreciation, depletion and
    amortization                 44,053    47,481    91,973    95,719
   Accretion expense              1,103     2,151     2,203     1,058
   General and administrative    13,507    12,281    35,902    24,737
   Gain on insurance
    recoveries                        -         -    (8,084)        -
   (Gain) loss on sale of
    assets                       (7,020)    1,345    (7,020)      419
   Other                             (8)    1,459        (8)    1,458
                                --------  --------  --------  --------
      Total costs and expenses  109,252   107,375   214,462   201,253
                                --------  --------  --------  --------

Business interruption recovery        -    10,594     9,084    23,283
Income from operations           12,414    24,453    24,751    52,455
                                --------  --------  --------  --------

Other income (expense):
   Interest income                  390       473       570       752
   Interest expense             (13,629)   (5,199)  (20,386)  (10,283)
   Unrealized gain on
    derivative instruments        1,907         -     1,907          -
   Loss on early
    extinguishment of debt      (10,838)        -   (10,838)         -
                                --------  --------  --------  --------
                                (22,170)   (4,726)  (28,747)   (9,531)
                                --------  --------  --------  --------


Income (loss) before income
 taxes                           (9,756)   19,727    (3,996)   42,924
   Income taxes                   3,486    (7,142)    1,422   (15,536)
                                --------  --------  --------  --------


Net income (loss)                (6,270)   12,585    (2,574)   27,388


 Basic earnings (loss) per
  share                        $  (0.18) $   0.33  $  (0.07) $   0.72
                                ========  ========  ========  ========

 Diluted earnings (loss) per
  share                        $  (0.18) $   0.31  $  (0.07) $   0.68
                                ========  ========  ========  ========

Weighted average common shares
 used in computing earnings
 (loss) per share:
   Basic                         34,581    38,315    37,364    38,185
   Incremental common shares          -     2,253         -     2,323
                                --------  --------  --------  --------
   Diluted                       34,581    40,568    37,364    40,508
                                ========  ========  ========  ========





                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In thousands)
                             (Unaudited)



                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2007      2006      2007      2006
                                --------  --------  --------  --------
Cash flows from operating
 activities:
  Net income (loss)            $ (6,270) $ 12,585  $ (2,574) $ 27,388
  Adjustments to reconcile net
   income (loss) to net cash
   provided by operating
   activities:
      Depreciation, depletion,
       amortization and
       accretion                 45,155    49,632    94,176    96,777
      Gain (loss) on disposal
       of assets                 (7,020)    2,830    (7,020)    2,830
      Non-cash compensation       2,465     2,799     4,604     4,914
      Non-cash loss on early
       extinguishment of debt     3,398         -     3,398         -
      Deferred income taxes      (3,486)    7,142    (1,423)   15,819
      Exploration expenditures   35,125    18,888    51,788    32,856
      Amortization of deferred
       financing costs              331       244       565       493
      Unrealized gain on
       derivative contracts      (1,907)        -    (1,907)        -
      Gain on insurance
       recoveries                     -         -    (8,084)        -
      Other                         451       501       830       795
  Changes in operating assets
   and liabilities:
      Trade accounts
       receivable                  (488)  (13,077)    3,330    (1,696)
      Other receivables             340   (11,553)   56,346   (24,156)
      Prepaid expenses             (113)   (1,156)     (225)      968
      Other assets               (1,563)     (518)   (1,715)      332
      Accounts payable and
       accrued expenses         (12,678)   43,132   (24,521)   18,102
      Other liabilities            (226)     (389)     (264)     (492)
                                --------  --------  --------  --------

Net cash provided by operating
 activities                    $ 53,514  $111,060  $167,304  $174,930
                                ========  ========  ========  ========

Reconciliation of
 discretionary cash flow:
      Net cash provided by
       operating activities      53,514   111,060   167,304   174,930
      Changes in working
       capital                   14,728   (16,439)  (32,951)    6,942
      Non-cash exploration
       expenditures             (35,125)  (18,888)  (51,788)  (32,856)
      Total exploration
       expenditures              37,375    22,783    59,176    42,379
                                --------  --------  --------  --------
Discretionary cash flow        $ 70,492  $ 98,516  $141,741  $191,395
                                ========  ========  ========  ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research anaylsts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.




                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)



                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------  -----------------
                                   2007      2006     2007     2006
                                 --------  --------  -------  --------

PRODUCTION AND PRICING
-------------------------------
Net Production (per day):
  Oil (Bbls)                        9,085     8,187    9,164    7,689
  Natural gas (Mcf)               102,047   119,578  101,242  107,274
    Total (Boe)                    26,093    28,117   26,038   25,568
Oil and Natural Gas Revenues
 (in thousands):
  Oil                           $  49,513 $  45,981 $ 93,861 $ 84,234
  Natural gas                      72,071    75,099  136,125  145,970
    Total                         121,584   121,080  229,986  230,204
Average Sales Prices (1):
  Oil (per Bbl)                 $   59.89 $   61.72 $  56.59 $  60.53
  Natural gas (per Mcf)              7.76      6.90     7.43     7.52
    Average (per Boe)               51.20     47.32    48.80    49.74

Impact of hedging:
  Oil (per Bbl)                 $       - $       - $      - $      -
  Natural gas (per Mcf)                 -         -        -    (0.05)

OPERATIONAL STATISTICS
-------------------------------
Average Costs (per Boe):
  Lease operating expense       $    7.34 $    6.69 $   7.25 $   6.37
  Taxes, other than on earnings      0.93      0.86     1.08     1.12
  Depreciation, depletion and
   amortization                     18.55     18.56    19.52    20.68
  Accretion expense                  0.46      0.84     0.47     0.23




                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In thousands, except share data)

                                              June 30,    December 31,
                                                2007          2006
                                             -----------  ------------
                                             (Unaudited)
ASSETS
-------------------------------------------
Current assets:
  Cash and cash equivalents                 $     7,837  $      3,214
  Trade accounts receivable                      70,802        74,132
  Fair value of commodity derivative
   instruments                                    1,661             -
  Other receivables                               1,923        58,269
  Deferred tax asset                              1,362         1,387
  Prepaid expenses                                3,795         3,570
                                             -----------  ------------
    Total current assets                         87,380       140,572

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties           1,453,649     1,527,304
Less accumulated depreciation, depletion
 and amortization                              (641,171)     (680,845)
                                             -----------  ------------
    Net property and equipment                  812,478       846,459

Other assets                                     14,753        13,029
Deferred financing costs -- net of
 accumulated amortization                        10,705         3,785
                                             -----------  ------------
                                            $   925,316  $  1,003,845
                                             ===========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------
Current liabilities:
  Accounts payable                          $    27,381  $     47,154
  Accrued expenses                              116,048       133,198
  Fair value of commodity derivative
   instruments                                      382         1,552
                                             -----------  ------------
    Total current liabilities                   143,811       181,904

Long-term debt                                  474,501       317,000
Deferred income taxes                            61,003        62,451
Asset retirement obligation                      69,238        68,767
Fair value of commodity derivative
 instruments                                        938             -
Other                                             1,554         1,453
                                             -----------  ------------
                                                751,045       631,575

Stockholders' equity:
  Preferred stock, $1 par value. Authorized
   1,700,000 shares; no shares issued and
   outstanding                                        -             -
   Common stock, par value $0.01 per share.
    Authorized 100,000,000 shares; issued
    and outstanding: 2007 - 43,918,713
    shares; 2006 - 42,501,726 shares                440           425
  Additional paid-in capital                    369,973       365,313
  Accumulated other comprehensive loss             (995)         (994)
  Retained earnings                              62,393        64,966
  Treasury stock, at cost. 2007 --
   12,180,486 shares; 2006 -- 3,479,814
   shares                                      (257,540)      (57,440)
                                             -----------  ------------
    Total stockholders' equity                  174,271       372,270
  Commitments and contingencies
                                             -----------  ------------
                                            $   925,316  $  1,003,845
                                             ===========  ============



    CONTACT: Energy Partners, Ltd.
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953